Exhibit 19

SALLY BEAUTY HOLDINGS, INC. INSIDER TRADING POLICY STATEMENT

1.
The Need For a Policy Statement

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material non-public information from disclosing this information to others who may trade. Companies and their controlling persons also are subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this policy statement both to satisfy the Company's obligation to prevent insider trading by all Company personnel and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The policy statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company. We have all worked hard over the years to establish a reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged. It is your personal obligation to understand and comply with this policy statement.

This policy statement also applies to your family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). By law, you are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

References in this policy statement to the Company include any subsidiary of the Company, and references to employees include part-time and temporary employees of the Company as well as consultants and other independent contractors of the Company.

2.
The Consequences of Noncompliance

Both the Securities and Exchange Commission and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursues insider-trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

The consequences of an insider trading violation can be severe in several different types of circumstances:

Traders and Tippers. Company personnel who trade on inside information are subject to the following penalties:

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Disgorgement of profits;
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A civil penalty of up to three times the profit gained or loss avoided;
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A criminal fine of up to $5,000,000 (no matter how small the profit); and/or
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A jail term of up to 20 years.

In addition, a director, officer or other employee who passes along, or “tips,” information to a person who then trades is subject to the same penalties as the tippee, even if the tipper did not trade and did not profit from the tippee's trading.

Control Persons. The Company and its directors, officers and other supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

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A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and/or
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A criminal penalty of up to $5,000,000 for individuals and up to $25,000,000 for the Company.

Company-Imposed Sanctions. The failure of a director, officer or other employee to comply with the Company's insider trading policy may subject him or her to Company-imposed sanctions under the Sally Beauty Holdings, Inc. Code of Business Conduct and Ethics, up to and including dismissal for cause, whether or not the failure to comply results in a violation of law. A violation of law, or even an SEC or stock exchange investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

3.
Our Policy

a.
Trading on Material Non-Public Information Prohibited. It is the policy of the Company that no director, officer or other employee of the Company who is aware of material non-public information relating to the Company may, directly or indirectly through family members or other persons or entities:
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buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or engage in any other action to take personal advantage of that information, or
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except as expressly authorized under our disclosure procedures, pass that information on, or recommend the purchase or sale of Company securities based on that information, to others outside the Company, including family and friends.

In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material non-public information about another company (such as a supplier of the Company or a company with which the Company may be negotiating a major transaction such as an acquisition, investment or sale) may trade in that company's securities or tip the information to others until the information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.

Unless you have been provided guidance to the contrary from the Legal Department, you may not trade while you are aware of material non-public information even if you believe that the information has not influenced your trading decision—in other words, even if you would have traded without having the information. The securities laws do not make this distinction, and neither can the Company.

Transactions that may appear justifiable due to the existence of a personal financial emergency (such as the need to raise money for an expenditure) are not exempt from the policy. The securities laws do not recognize such mitigating circumstances, and in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

Before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

b.
Definition of Material Non-public Information. Material inside information has two important elements – materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, hold or sell a security. Any information that could reasonably be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

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Projections of short term future earnings or losses or other earnings guidance;
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Changes in previously released earnings estimates or guidance;
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Earnings that are inconsistent with the consensus expectations of the investment community;
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A pending or proposed merger, acquisition, tender offer or acquisition or disposition of significant assets;

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The development or acquisition of a significant new product or product line;
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The gain or loss of a significant contract, order, or supplier;
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Actual or threatened major litigation, or the resolution of such litigation;
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Significant regulatory or legislative developments affecting the Company;
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A change in or other development regarding senior management;
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A change in dividend policy or the declaration of a stock split;
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An offering of additional securities; and
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The existence of financial liquidity problems or impending bankruptcy.

When Information is “Public.” A common misperception is that material information loses its “non-public” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only after it has been released broadly to the marketplace (such as by press release, webcast conference or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second full trading day after the information is released. If, for example, the Company were to make an announcement on a Thursday after trading closes, you should not trade in the Company's securities until Tuesday. If an announcement were made on a Monday before trading begins, Wednesday generally would be the first eligible day on which you could trade in the Company’s securities.

c.
Unauthorized Disclosure.

Confidentiality. You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. No director, officer or other employee of the company should disclose non-public information to anyone (even substantial numbers of employees), except other personnel of the Company who need to know the information to perform their duties.

External Communications. All external communications about the Company must be made through designated company spokespersons authorized to speak for the Company. Unless you are expressly authorized to do so in the performance of your duties, you should not discuss internal matters concerning the Company with anyone outside of the Company. This prohibition applies specifically (but not exclusively) to inquiries from the press and members of the financial community. If you receive any inquiries of this nature, you should decline comment and refer the inquiry to Corporate Communications or to Investor Relations.

Please note that it is inappropriate for any unauthorized person to disclose Company information on the Internet, including in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no director, officer, other employee or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited. You should also not disclose information about the Company on social media platforms, such as Facebook and Twitter.

d.
Transactions Under Company Plans.

Stock Incentive or Option Plans. The insider trading policy statement does not apply to the exercise of a stock option or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or a stock appreciation right to satisfy tax withholding requirements. The policy does apply, however, to any sale of the underlying stock or to a broker-assisted cashless exercise of an option because this entails selling a portion of the underlying stock to generate the cash needed to pay the exercise price of the option.

401(k) and Profit Sharing Plans. If the Company continues to offer its securities as an investment option in its 401(k) or profit sharing plans, the insider trading policy would not apply to purchases of Company stock in these plans resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy would apply, however, to elections you may make under these plans to (a) increase or decrease your payroll deduction if you were to allocate a portion of your future contributions to the Company stock fund, (b) increase or decrease the percentage of your or the Company’s contributions that would be allocated to the Company stock fund,

(c) make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (d) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (e) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

e.
Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. It therefore is the Company's policy that directors, officers and other employees may not engage in any of the following transactions.

Short Sales. Short sales of the Company's securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve the Company's performance. For these reasons, the insider trading policy prohibits short sales of the Company’s securities. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that the director, officer or other employee is trading based on inside information. Transactions in options also may focus the person’s attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by the insider trading policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company's other stockholders. Therefore, directors, officers and other employees are prohibited from engaging in any such transactions.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the customer or borrower is aware of material non-public information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Standing Orders. Standing orders placed with a broker to sell or purchase stock at a specified price should be used only for a very brief period of time. A standing order leaves the seller with no control over the timing of the transaction. A standing order transaction executed by the broker when the seller is aware of material non-public information may result in unlawful insider trading, absent a Rule 10b5-1 trading plan.

f.
Post-Termination Transactions. The insider trading policy continues to apply to your transactions in Company securities even after you have terminated employment. If you are in possession of material non-public information when your employment terminates, you may not trade in Company securities until that information has become public or is no longer material.

4.
Company Assistance

Any person who has a question about this policy statement or its application to any proposed transaction may obtain additional guidance from the Company’s Legal Department, at 940-297-2205.

Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

5.
Using the Company’s Established Broker.

Because the interaction of our Payroll and Legal Departments in establishing the correct controls and procedures is critical to the protection of the Company and its employees, you must utilize UBS when engaging in transactions in securities held through the Company’s equity plans and Empower when engaging in transactions in Company securities held through the 401(k) and Profit Sharing Plan. Any open-market purchases or sales of the Company’s equity securities are your sole responsibility; however we recommend the use of UBS to avoid issues under this insider trading policy statement. Please contact the Payroll Department for contact information for UBS and/or Empower.

6.
Addendum

To help prevent inadvertent violations and to avoid even the appearance of trading on the basis of inside information, the Company has adopted an Addendum to Insider Trading Policy Statement that applies to directors, executive officers subject to Section 16 of the Securities Exchange Act of 1934 and certain other designated employees who have access to material non- public information about the Company. The Company will notify you if you are subject to the Addendum.

This insider trading policy statement is effective as of April 25, 2019 and supersedes all previous policies of the Company concerning insider trading.